Exhibit 10.4

Preferred Supplier Agreement

This Preferred Supplier Agreement (this “Agreement”) is entered into effective as of the  1st day of October, 2017 (the “Effective Date”), by and between Quality Technology Industrial Co. Ltd., a Chinese limited liability company with a principal business office in Room 201~203,2/F,Block B3, Ming You Industrial Products Procurement Center,#168 Bao Yuan Road, Baoan District, Shenzhen, China (“QTI”), and World Media & Technology Corp., a Nevada corporation with a principal business office in 600 Brickell Ave., Suite 1775, Miami, Florida 33131 United States (“WRMT”), who are sometimes also referred to, each individually, as a “party,” and collectively, as the “parties” to this Agreement.

Recitals

QTI is in the business of aggregating suppliers, assembling, manufacturing and selling high tech products used in various markets, including without limitation certain wearable devices used in the consumer self-monitoring market.

WRMT is in the business of, among other things, sourcing sensors, developing intellectual property and know-how relating to sensor technology (Life Sensing Technology) which it integrates into its wearable devices to capture human data.

QTI and WRMT have agreed that QTI will be WRMT’s preferred supplier for the wearable device(s) listed on Schedule A, attached to and made a part of this Agreement (the “Products”), on the terms and conditions set forth below.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

Definitions:

“Documentation” means any written materials supplied by WRMT, either in print or digital format, to be used in conjunction with the Products for purposes including, but not limited to, installation, integration, operation, training, demonstration, and maintenance of the Products.

“Intellectual Property Rights” means all patents, copyrights, design rights, trade marks, service marks, trade secrets, know-how, database rights and other rights in the nature of intellectual property rights (whether registered or unregistered) and all applications for the same, anywhere in the world; (ii) rights relating to innovations, know-how, trade secrets and confidential, technical and non-technical information; (iii) moral rights, mask work rights, author's rights, and rights of publicity; and (iv) other industrial, proprietary and intellectual property related rights (of every kind and nature throughout the world however designated and whether arising by operation of law, contract, license, or otherwise) and all registrations, initial applications, renewals, extensions, continuations, divisions, or reissues now or hereafter in force (including any rights in the foregoing) arising anywhere in the world, that exist as of the Effective Date or hereafter come into existence, regardless of whether or not such rights have been registered in jurisdictions in accordance with the relevant legislation.

“Timely Basis” means within sixty five (65) days from date of receipt of an order deposit, unless otherwise mutually agreed upon in writing by both Parties at time of order.

1. General Purpose and Scope

1.1 Preferred Supplier. Except as otherwise set forth in this Agreement, during the Term of this Agreement, QTI will be WRMT’s preferred supplier for the Products listed on Schedule A, for use or sale by WRMT. The parties may, by mutual written agreement, amend or modify Schedule A to add or delete Products from time-to-time.

1.2 Material; Product Specifications.

a)           QTI shall manufacture the Products using

i) WRMT’s Life Sensing Technology

ii) the WRMT Product Specifications

iii) the WRMT

- quality finish requirements

- product performance and packaging expectations, and

- failure notifications and rectification process

all as further described in Schedule C (together, the “Material”). The parties may, by mutual written agreement, amend or modify Schedule C from time-to-time.

b)           License Grant. WRMT hereby grants to QTI a non-exclusive, restricted, revocable license to use the Material for internal purposes only to integrate the Material into WRMT’s Products and manufacture the Products according to the Material from the Effective Date and during the Term.

c)           Ownership. As between the parties hereto, and subject to the licenses granted to QTI herein, WRMT owns and shall retain all right, title and interest in and to the Material, and all associated Documentation and all related modifications and derivative works, and all Intellectual Property Rights related thereto.

d)           QTI agrees not to copy, modify, translate, decompile, decrypt, extract, disassemble, or otherwise reverse engineer, or otherwise determine or attempt to determine source code or protocols from, the executable code of the Material, or to create any derivative works based upon the Material or Documentation, and agrees not to permit or authorize anyone else to do so. QTI also agrees that if any such works are created, they shall be deemed derivative works and as such are the sole and exclusive property of WRMT.

1.3 World and Helo Brand.

a)           All Products manufactured by QTI for resale under this Agreement will be branded under the World Brand, using the World and Helo product logo and the most current branding guidelines listed in Schedule B. Schedule B may be unilaterally amended or modified by WRMT from time-to-time.

b)           WRMT grants QTI the right to use, reproduce, publish and display the World and Helo names, trademarks, service marks, designs, logos or symbols (“World Brand”), in connection with the manufacture of the Products in accordance with the terms of this Agreement. This Agreement gives QTI a non-exclusive, royalty-free, limited license to reproduce the World Brand as reasonably necessary for the sole purpose of allowing QTI to manufacture the Products pursuant to the terms of this Agreement. QTI acknowledges and agrees that WRMT is the exclusive owner or licensor of the World Brand and that QTI’s use as provided in this Agreement will not create in QTI any right, title or interest therein or to the World Brand.

2. Obligations of QTI

2.1 Supply of Products. During the Term of this Agreement, QTI will use its best efforts to supply WRMT with Products on a Timely Basis. Upon receipt of a purchase order for Products from WRMT, QTI will arrange for the shipping of the Products. Title to the Products and the risk of loss will pass to WRMT when the Products are shipped out.

2.2 Documentation. QTI will prepare and deliver to WRMT the following documentation for the Products that QTI sells to WRMT:

(i) Bill of Materials and Product costing worksheets

(ii) supplier material data sheets and supplier batch details corresponding to Product production; and

(iii) QTI will also prepare and deliver to WRMT monthly shipment reports detailing all Products shipped in the prior month, together with supporting documentation no later than the 15th day of the following month.

2.3 Limited Warranties. QTI warrants only (i) that the Products sold to WRMT will be free from defects, conform to the quality specifications listed on Schedule C and are fit for their intended purpose and perform as specified for the period of time as is described in the Product’s specifications, as listed on Schedule C; and (ii) that the Products will not contain any components that QTI is not authorized to use or sell.

2.4 Conformity of Products. WRMT will have the right to reject any Products that do not conform to the quality specifications and requirements listed in Schedule C, by notifying QTI in writing within thirty (30) days after receipt the Products. WRMT can request replacement of rejected Product within the QTI established lead-time or a full refund from QTI, at WRMT’s option. If WRMT does not notify QTI that is has rejected a Product within thirty (30) days after receipt of the Product, then the Product will be presumed and deemed to be acceptable.

3. Obligations of WRMT

3.1 QTI as Preferred Supplier. As WRMT’s preferred supplier, it is WRMT’s intent to utilize QTI as its primary supplier for all Products, however, WRMT reserves the right to purchase similar or identical products from other suppliers based on, among other things, pricing, product availability, logistics, and any emerging WRMT requirements.

3.2 Facilitation of Orders. WRMT will use its good faith, reasonable efforts to provide QTI with the volumes, quantities, and specifications for Products, in order to facilitate QTI’s ability to provide the Products at competitive prices and in a timely manner.

4. Pricing, Inspection, Payments, and Related Terms

4.1 Pricing. WRMT will pay QTI on a per unit price by Product model where the price shall be mutually agreed upon in writing by both parties, confirmed by a QTI Product quotation at time of order followed by an invoice prior to payment.

4.2 Inspection. During the Term of this Agreement with seven (7) days prior notice, WRMT shall have the right to inspect QTI’s production facilities and in-stock Products once per calendar quarter to determine and verify that QTI is in compliance with the terms and conditions of this Agreement and is manufacturing the Product to the Product specifications and other requirements listed in Schedule C is being met. QTI will promptly grant such access and cooperate with WRMT in the inspection.

4.3 Billing and Payments. QTI will invoice WRMT 10% of the Product order value with each order and the remaining 90% prior to shipment, unless mutually agreed otherwise in writing.

5. Term and Early Termination

5.1 Term. Subject to earlier termination as set forth below, the initial term of this Agreement (the “Initial Term”) begins on the Effective Date, set forth above, and will end on the last day of the twelfth (12th) calendar month following the Effective Date (the “Initial Term End Date”).

5.2 Extensions of Term. Subject to earlier termination as set forth below, following the Initial Term End Date set forth in Section 5.1, the term of this Agreement will be automatically extended for successive terms, consisting of twelve (12) months each (the “Extension Terms”), unless either QTI or WRMT gives the other party written notice of an election not to extend the term of this Agreement beyond the Initial Term End Date, or beyond an Extension Term, at least sixty (60) days before the end of the then-current term.

5.3 Definition of Term. In this Agreement, the Initial Term and any Extension Terms (if the term of this Agreement is extended to include any Extension Terms as set forth above), will be sometimes collectively referred to as the “Term” of this Agreement.

5.4 Early Termination by QTI. QTI may terminate this Agreement upon written notice to WRMT if WRMT fails to cure any material default by WRMT under this Agreement within 30 days after QTI gives WRMT written notice of the default.

5.5 Early Termination by WRMT. WRMT may terminate this Agreement upon written notice to QTI if QTI fails to cure any material default by QTI under this Agreement within 30 days after WRMT gives QTI written notice of the default.

A material default by QTI includes, but is not limited to, the following:

A.	QTI supplying Product(s) to anyone other than WRMT or a third party authorized in writing by WRMT;

B.	QTI’s failure to meet the Product specifications and other requirements listed in Schedule C;

C.	QTI’s failure to keep confidential WRMT Confidential Information in accordance with Section 6 below; or

D.	QTI’s failure to supply the Products on a Timely Basis.

5.6 Immediate Termination. Either party may terminate this Agreement immediately upon written notice to the other party if (i) a petition for relief in bankruptcy is filed by or against the other party with the United States Bankruptcy Court without a dismissal of the petition within 30 days after the filing; (ii) a petition for relief is filed by or against the other party under any reorganization, arrangement, composition, readjustment, liquidation, or dissolution statute, law, or regulation providing for such relief, or any similar such relief, without a dismissal of the petition within 30 days after the filing; (iii) the other party makes an assignment for the benefit of its creditors; or (iv) the other party is adjudicated as bankrupt or insolvent.

5.7 Continuing Obligations. Upon the termination of this Agreement, the respective obligations of the parties under this Agreement will be of no further force and effect except that obligations or provisions of this Agreement which by their nature are intended to be surviving and continuing with respect to a party will survive the expiration or termination of this Agreement and will remain binding on the party until expressly released by the other party in writing.

6. Confidentiality

6.1 Protected Information. It is acknowledged that in connection with this Agreement, each party (the “Providing Party”) will be providing the other (the “Receiving Party”) with, or the Receiving Party will be given access to, written and other materials and proprietary information that is confidential to Providing Party. For purposes hereof, such materials and information will be referred to as “Protected Information,” and will mean and include all written or other confidential or proprietary information of Providing Party that Receiving Party may be provided with, apprised of, observe, or gain knowledge about, including but not limited to, all originals, drafts, copies, or reproductions (irrespective of the form) of any and all plans, technical information, processes, know-how, trade secrets, patent applications, data (technical and non-technical), formulas, patterns, compilations (including compilations of customer information), programs (including models), devices, methods (including design methods), techniques, drawings (including equipment drawings), financial information (including sales forecasts), pricing, lists of actual or potential customers or suppliers (including identifying information about those customers), business contacts and lists, marketing channels, operational information, planning or strategy information, research and development information, information about existing and future products, information about personnel matters, and other proprietary information, intellectual property, patents, trade secrets, or “know how” related in any manner to the Products or the business operations of Providing Party, whether or not marked or stamped “Confidential,” “Proprietary,” “Do Not Disclose,” or with a similar term or terms. Without limitation to the foregoing, Protected Information expressly means and includes, but is not limited to, WRMT’s Material, its custom sensors and its sensor technology, and all related Intellectual Property Rights and know-how.

6.2 Information Not Included. Notwithstanding anything to the contrary contained in this Agreement, the term “Protected Information” does not include any information that (i) at the time of disclosure to Receiving Party or thereafter, is or becomes generally available to and known by the public, other than as a result of an unauthorized disclosure by Receiving Party or its members, owners, employees, directors, officers, representatives, or agents, or (ii) was available to Receiving Party from a source other than Providing Party, on a non-confidential basis, provided that such source is not, and was not, bound by a confidentiality agreement or obligation with Providing Party, or (iii) has been independently developed by Receiving Party without violation of any of Receiving Party’s obligations to Providing Party, provided that in any of the foregoing cases, before using in any manner inconsistent with the terms of this Agreement any information regarding Providing Party that Receiving Party believes is not included in the Protected Information, Receiving Party must first advise Providing Party of the nature of the information and the reasons why Receiving Party believes the information is not subject to the limitations on use set forth in this Agreement.

6.3 Obligations of Confidentiality. Receiving Party will maintain the Protected Information in utmost confidence, and will not, without the prior written consent of Providing Party, disclose, furnish, or divulge the Protected Information, in whole or in part, to any person, firm, corporation, or entity of any nature, other than Providing Party or its representatives. Further, at no time that this Agreement remains in effect or at any time thereafter will Receiving Party, individually or jointly with others, for the benefit of Receiving Party or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any of Providing Party’s Protected Information, without in each instance first obtaining the prior written consent of Providing Party. Upon termination of this Agreement for any reason, or at any other time upon Providing Party’s request, Receiving Party will forthwith (i) deliver to Providing Party (without retaining copies thereof) any and all writings and other property in Receiving Party’s possession or control relating to or containing Protected Information, and (ii) destroy all documents, memoranda, notes, and other writings whatsoever prepared by Receiving Party based on any of the Protected Information, and in such case, Receiving Party’s obligations of confidentiality contained herein will remain in effect for the maximum period allowed by law. QTI expressly acknowledges and agrees that as a material inducement to WRMT to enter into this Agreement, QTI will not use WRMT’s Protected Information, including but not limited to, the Material and its intellectual property, Confidential Information, and current or future Product design specifications or performance, to manufacture a similar product for a third party.

6.4 Injunctive Relief. Receiving Party acknowledges and agrees that any unauthorized disclosure or use will constitute a material breach of duty owed to Providing Party, and that in the event of a breach of this Agreement by Receiving Party, Providing Party’s right to seek recourse against Receiving Party will include, without limitation thereto, the right to obtain injunctive relief.

7. Indemnification

7.1 QTI will indemnify, defend, and hold WRMT and its owners, officers, directors, employees, and agents, and its authorized distributors and end user customers, and their respective successors and assigns (the “Indemnities”) harmless from and against all damages actually suffered, incurred, or realized by the Indemnities caused by, arising out of, or resulting from: (i) any misrepresentation, breach of warranty, or breach or default of any covenant or agreement made or undertaken by QTI in this Agreement; (ii) the Products, and (iii) injuries or damages to any person or entity or the property of any person or entity resulting from the intentional or grossly negligent acts or omissions of QTI pursuant to this Agreement, whether carried out by QTI’s employees, agents, or subcontractors. These obligations will survive the termination of this Agreement.

7.2 Definition of Damages. For purposes of this Agreement, “damages” means any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action, including, without limitation, attorneys’ fees and expenses and all fees and expenses of consultants and other professionals. Notwithstanding the foregoing, however, the term “damages” will not include, and neither party will be obligated to pay or indemnify the other party for, damages that are unforeseeable, speculative, or consequential.

8. Arbitration of Disputes

Except as otherwise provided in this Agreement, if any dispute arises under this Agreement, it will be settled by binding arbitration in accordance with the provisions of this Section 8.

Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be New York, United States. The language to be used in the arbitration shall be English. The governing law of the contract shall be the substantive law of New York, United States.

The parties acknowledge that a breach of or a default under any of the terms and conditions of this Agreement may, in some cases, result in irreparable harm, and in such case, any remedies that the parties may have at law may be insufficient. Accordingly, the parties agree that in the case of a breach or default that could cause irreparable harm, nothing contained in this Section 8 will deny the aggrieved party of the right to seek injunctive relief in any court having jurisdiction.

9. Notices

All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, or when sent to the recipient by e-mail (receipt confirmed) or one business day after the date when sent to the recipient by reputable, express courier service (charges prepaid), or two business days after the date when mailed to the recipient by certified or registered mail return receipt requested and postage prepaid, and delivered or sent to the addresses or e-mail addresses set forth below:

If to QTI:	Quality Technology Industrial Co. Ltd.

Room 201~203,2/F,Block B3,Ming You Industrial Products Procurement Center,#168 Bao Yuan Road, Baoan District,Shenzhen,China

Attention: Ms Eva Zhou

E-Mail: eva@szquality.com

If to WRMT:	World Media & Technology Corp.

600 Brickell Ave., Suite 1775

Miami, FL 33131

Attention: Seán McVeigh, CEO

E-Mail: s.mcveigh@worldmediatech.com

A party may change its address for notices by giving the other party written notice of the change in the manner for giving notices set forth above.

10. Assignment

Neither this Agreement nor any right, interest, or obligation hereunder may be assigned or assignable by either party in whole or in part without the prior written consent of the other party, except (i) to a party’s parent, subsidiary, or affiliated company, or (ii) to an entity into which the party is merged or that otherwise acquires all or substantially all of the party’s assets. This provision will not be construed to prohibit QTI from assigning or transferring its rights to receive payments from WRMT under this Agreement to its bank or other financial institution. QTI will give WRMT prompt notice of any such assignment or transfer.

11. Force Majeure

Neither party will be responsible for failure or delay due to causes beyond its control in performing under this Agreement, except for the obligation of a party to make payments hereunder. These causes will include, but not be restricted to, fire, storm, flood, earthquake, explosion, accident, acts of any public enemy, war, rebellion, insurrection, sabotage, terrorism, epidemic, quarantine restrictions, transportation embargoes, or failures or delay in transportation, fuel or energy shortages, power interruptions or failures, acts of God, acts, rules, regulations, orders or directives of any government or political subdivision, agency or instrumentally thereof, or the order of any court, regulatory, or arbitral body of competent jurisdiction. The non-performing party will give prompt written notice to the other party of the reason for its failure or inability to perform and the extent and expected duration of its inability to perform. Upon cessation of such situation, the non-performing party will resume performance hereunder.

12. General Provisions

12.1 Expenses of Enforcement. In the event of a dispute or claim under or arising out of this Agreement, the prevailing party will be entitled to collect from the unsuccessful party all costs and expenses, including reasonable attorney’s fees, incurred by the prevailing party.

12.2 Default; Limitations on Damages. If a party breaches this Agreement, the other party may exercise any and all remedies available to the party under this Agreement and applicable law, including but not limited to the right to pursue a claim for damages and the right to compel specific performance. Notwithstanding the foregoing, however, neither party will be obligated to pay the other party damages that are unforeseeable, speculative, or consequential.

12.3 Severability. If any part of this Agreement is held to be indefinite, invalid, or otherwise unenforceable, the rest of the Agreement will continue in full force.

12.4 Binding Effect. This Agreement is binding on the parties and their heirs, successors, and assigns.

12.5 Best Efforts and Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

12.6 Survival. All representations, warranties, agreements, indemnities, and obligations made or undertaken by a party to this Agreement are material, have been relied upon the other parties, and will survive closing for the maximum period allowed by law.

12.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which is considered an original, and all of which, together, will constitute one and the same agreement.

12.8 Exhibits. All exhibits and schedules attached to this Agreement are fully incorporated into this Agreement.

12.9 Entire Agreement; Amendments. This Agreement and the exhibits and schedules attached hereto constitute the final expression of agreement between the parties with respect to the subject matter hereof, and is a complete and exclusive statement of the terms and conditions of their relationship, and there are no other agreements or understandings, written or oral, between the parties with respect thereto. This Agreement supersedes all previous negotiations, discussions, and commitments with respect to the subject matter hereof. The parties agree that the terms of this Agreement will exclusively control the terms and conditions under which QTI will supply Products to WRMT and further agree that no purchase order, order form, invoice, or other document issued prior or subsequent to the date of this Agreement will be deemed to supplement, modify, or amend the terms and conditions hereof unless the document is signed by both parties and expressly and unambiguously indicates that it is an amendment of this Agreement. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party’s obligation hereunder may only be waived in writing by the other party.

12.10 Waiver. A party’s waiver of enforcement of any of this Agreement’s terms or conditions will be effective only if in writing. A party’s specific waiver will not constitute a waiver by that party of any earlier, concurrent, or later breach or default.

12.11 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies on any person other than QTI and WRMT and their respective successors and permitted assigns.

12.12 No Agency or Partnership. Nothing contained in this Agreement will be deemed or construed to create a relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between or among the parties.

12.13 Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 1st day of October, 2017.

WORLD MEDIA & TECHNOLOGY CORP.		QUALITY TECHNOLOGY INDUSTRIAL CO. LTD.

By:	/s/ Seán McVeigh	By:	/s/ Eva Zhou
	Seán McVeigh		Eva Zhou

Its: Chief Executive Officer		Its: Chief Executive Officer

SCHEDULE A

Helo devices:

•	Helo Classic
•	Helo LX, LX+ and LX Pro
•	Helo 2.0

SCHEDULE B

World and Helo Branding Guidelines

To Be Provided by WRMT under separate cover.

SCHEDULE C

To Be Provided by WRMT under separate cover.

1.	Life Sensing Technology

2.	Product Specifications

- Design specification

- Product Performance

- Packaging Expectations